EXHIBIT (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
Onyx Software Corporation
at
$5.00 Net Per Share
by
CDC Software Acquisition Corp.,
a wholly owned subsidiary of
CDC Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON TUESDAY, AUGUST 8, 2006, UNLESS THE OFFER IS EXTENDED.

July 12, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

CDC Software Acquisition Corp., a Washington corporation (“Purchaser”), and a wholly owned subsidiary of CDC Corporation, a Cayman Islands corporation (“CDC”), has commenced an offer to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, between Onyx Software Corporation, a Washington corporation (“Onyx”), and Mellon Investor Services, L.L.C. (collectively, the “Shares”), of Onyx, at $5.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 12, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase and any supplements or amendments thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Offer to Purchase.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase dated July 12, 2006;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	A form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with respect to the Offer;

4.	Notice of Guaranteed Delivery with respect to Shares;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	Return envelope addressed to The Bank of New York (the “Depositary”).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please note the following:

1.	The tender price is $5.00 per Share, net to the seller in cash without interest.

2.	The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, August 8, 2006, unless the Offer is extended.

3.	The Offer is being made without the prior approval of the Onyx board of directors.

4.	The Offer is conditioned upon, among other things, the following:

(a)	there being validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Shares which, together with the shares owned by CDC and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis;

(b)	the termination of the agreement and plan of merger by and among M2M Holdings, Inc., Orion Acquisition Corporation and Onyx dated as of June 5, 2006;

(c)	an amendment to the Rights Agreement between Onyx and Mellon Investor Services LLC to make the provisions of such rights agreement inapplicable to the Shares acquired by Purchaser; and

(d)	the board of directors of Onyx approving the purchase of Shares pursuant to this Offer for purposes of Chapter 23B.19 of Washington’s Business Corporation Act and its Articles of Incorporation.

The Offer is also subject to a number of other conditions, all of which are discussed in the Offer to Purchase. See Section 14 “Conditions to the Offer” in the Offer to Purchase.

5.	Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to the Depositary, will not be obligated to pay brokerage fees or similar expenses or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, Holders may be subject to U.S. federal income tax backup withholding at a rate of 28%, unless they establish an exemption or provide the required tax identification information to the Depositary. See Instruction 8 of the Letter of Transmittal.

6.	In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

In order to take advantage of the Offer, certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a Book-Entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Any Holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for Book-Entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2 in the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed offering materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc., the Information Agent for the Offer, at 48 Wall Street, 22nd Floor, New York, NY 10005, Telephone Number for Banks and Brokerage Firms (212) 269-5550, all others call toll-free (800) 487-4870. Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone numbers.

Very truly yours

CDC SOFTWARE ACQUISITION CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, CDC, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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